Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 2, 2017 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2017.

Net sales for the first quarter of 2017 were $69.1 million, down 12% as compared to first quarter 2016 net sales of $78.9 million. Earnings from operations were $3.5 million in the first quarter of 2017, a decrease of 18% as compared to $4.2 million in the first quarter of 2016. Net earnings attributable to the Company were $2.2 million in the first quarter of 2017, down 17% as compared to $2.7 million in last year's first quarter. Diluted earnings per share were $0.21 in the first quarter of 2017, as compared to $0.25 in the first quarter of 2016.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $52.9 million for the first quarter of 2017, down 15% as compared to $62.2 million in the first quarter of 2016. Within the wholesale segment, net sales of the Nunn Bush, Stacy Adams and Florsheim brands were down 18%, 16% and 9%, respectively, for the quarter. These sales declines were the result of a challenging retail environment, particularly at our customers' brick and mortar locations, where foot traffic has declined due to the growing popularity of online retailing. BOGS first quarter net sales were down 21%, reflecting the continued softness in the outdoor and better footwear channels. Licensing revenues were $701,000 in the first quarter of 2017, up 15% as compared to $610,000 in last year's first quarter. The increase in licensing revenues resulted mainly from a licensee transition that occurred in 2016. The new licensee was operational by the first quarter of 2017, resulting in increased revenues compared to the same period last year.

Gross earnings for the North American wholesale segment were 30.8% of net sales in the first quarter of 2017, as compared to 29.2% of net sales in last year's first quarter. Earnings from operations for the wholesale segment were $3.2 million in the first quarter of 2017, down 15% as compared to $3.7 million in 2016, largely due to the decrease in wholesale sales.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $4.9 million in the first quarter of 2017, down 3% as compared to $5.1 million in the first quarter of 2016. Same stores sales (which include U.S. internet sales) were down 7% for the quarter due to decreased sales at brick and mortar stores and on the Company's websites. There were the same number of domestic retail stores operating during the first quarters of 2017 and 2016, as one store closed and one store opened over the past twelve months. Retail sales in 2017 were impacted by the later timing of the Easter holiday in 2017 as compared to 2016, which caused sales to shift into April this year. Earnings from operations for the retail segment were $43,000 in the first quarter of 2017, as compared to $246,000 in 2016. The decrease was mainly due to the decrease in retail sales.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $11.3 million in the first quarter of 2017, down 2% as compared to $11.6 million in the first quarter of 2016. The decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 1% for the quarter. In local currency, Florsheim Australia's net sales were down 6% for the quarter. Earnings from operations of Florsheim Australia and Florsheim Europe were $250,000 in the first quarter of 2017, and $236,000 in the first quarter of 2016.

"The retail environment continues to be challenging, as retailers address reduced foot traffic in their brick and mortar stores," stated Thomas Florsheim, Jr., Chairman and CEO. "We continue to seek growth across all trade channels and are working to reduce our costs. This quarter we saw higher gross margins and reductions in several categories of selling and administrative costs as a result of our efforts."

On May 2, 2017, the Company's Board of Directors declared a cash dividend of $0.22 per share to all shareholders of record on May 26, 2017, payable June 30, 2017. This represents an increase of 5% above the previous quarterly dividend rate of $0.21.

Conference Call Details:

Weyco Group will host a conference call on May 3, 2017, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: http://www.yourconferencecenter.com/r.aspx?p=1&a=UjEQtbBmtlxRsY. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/xhpkanwt. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share amounts)

Net sales	$ 69,120	$ 78,900
Cost of sales	43,892	51,773
Gross earnings	25,228	27,127

Selling and administrative expenses	21,769	22,920
Earnings from operations	3,459	4,207

Interest income	179	204
Interest expense	(7)	(73)
Other expense, net	(135)	(238)

Earnings before provision for income taxes	3,496	4,100

Provision for income taxes	1,381	1,468

Net earnings	2,115	2,632

Net loss attributable to noncontrolling interest	(102)	(55)

Net earnings attributable to Weyco Group, Inc.	$ 2,217	$ 2,687

Weighted average shares outstanding
Basic	10,435	10,657
Diluted	10,498	10,693

Earnings per share
Basic	$ 0.21	$ 0.25
Diluted	$ 0.21	$ 0.25

Cash dividends declared (per share)	$ 0.21	$ 0.20

Comprehensive income	$ 2,875	$ 4,126

Comprehensive income attributable to noncontrolling interest	166	172

Comprehensive income attributable to Weyco Group, Inc.	$ 2,709	$ 3,954

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2017	December 31, 2016
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 21,473	$ 13,710
Marketable securities, at amortized cost	4,756	4,601
Accounts receivable, net	47,762	50,726
Income tax receivable	-	789
Inventories	55,134	69,898
Prepaid expenses and other current assets	3,076	6,203
Total current assets	132,201	145,927

Marketable securities, at amortized cost	19,283	21,061
Deferred income tax benefits	701	660
Property, plant and equipment, net	33,345	33,717
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	22,762	22,785
Total assets	$ 252,382	$ 268,240

LIABILITIES AND EQUITY:
Short-term borrowings	$ -	$ 4,268
Accounts payable	4,844	11,942
Dividend payable	-	2,192
Accrued liabilities	9,275	10,572
Accrued income tax payable	193	-
Total current liabilities	14,312	28,974

Deferred income tax liabilities	801	703
Long-term pension liability	27,716	27,801
Other long-term liabilities	2,453	2,482

Common stock	10,430	10,505
Capital in excess of par value	50,911	50,184
Reinvested earnings	155,182	157,468
Accumulated other comprehensive loss	(16,077)	(16,569)
Total Weyco Group, Inc. equity	200,446	201,588
Noncontrolling interest	6,654	6,692
Total equity	207,100	208,280
Total liabilities and equity	$ 252,382	$ 268,240

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 2,115	$ 2,632
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	1,001	919
Amortization	97	99
Bad debt expense (income)	133	(142)
Deferred income taxes	10	144
Net foreign currency transaction losses (gains)	1	(149)
Stock-based compensation	369	364
Pension expense	266	767
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	2,823	(4,950)
Inventories	14,765	22,313
Prepaid expenses and other assets	3,210	1,715
Accounts payable	(7,096)	(8,571)
Accrued liabilities and other	(1,291)	(2,005)
Accrued income taxes	981	528
Net cash provided by operating activities	17,249	13,529

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(250)	(1,501)
Proceeds from maturities of marketable securities	1,850	1,475
Purchase of property, plant and equipment	(416)	(924)
Net cash provided by (used for) investing activities	1,184	(950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,378)	(4,272)
Cash dividends paid to noncontrolling interest of subsidiary	(204)	-
Shares purchased and retired	(2,393)	(2,895)
Proceeds from stock options exercised	356	12
Payment of contingent consideration	-	(5,217)
Proceeds from bank borrowings	6,816	31,299
Repayments of bank borrowings	(11,084)	(33,314)
Income tax benefits from stock-based compensation	15	-
Net cash used for financing activities	(10,872)	(14,387)

Effect of exchange rate changes on cash and cash equivalents	202	199

Net increase (decrease) in cash and cash equivalents	$ 7,763	$ (1,609)

CASH AND CASH EQUIVALENTS at beginning of period	13,710	17,926

CASH AND CASH EQUIVALENTS at end of period	$ 21,473	$ 16,317

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 308	$ 693
Interest paid	$ 7	$ 73

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880